EXHIBIT 10.1

FIRST AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

WITH STOCK PURCHASE AND STOCK OPTION PROVISIONS

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT WITH STOCK PURCHASE AND STOCK OPTION PROVISIONS (this “Amendment”), dated as of May 12, 2008, is entered into by and between Braintech, Inc., a Nevada corporation (the “Company”), and Frederick (Rick) Weidinger (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement with Stock Purchase and Stock Option Provisions, dated as of October 22, 2007 (the “Original Agreement”):

WHEREAS, the Board of Directors of the Company has adjusted its strategic goals since the date of the Original Agreement and has resolved to amend the terms of the Original Agreement consistent therewith; and

WHEREAS, the Company and Executive desire to set forth herein the terms and conditions of their agreements and understandings with respect to the foregoing.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

I. Definitions. Capitalized terms used but not defined herein shall have the meanings given such terms in the Original Agreement.

II. Amendment to Original Agreement. The Original Agreement shall be amended as follows: Appendix I to the Original Agreement is hereby deleted in its entirety and replaced with the Appendix I attached to this Amendment.

III. No Conflict. To the extent that any provision of this Amendment conflicts with or differs from any provision of the Original Agreement, such provisions of this Amendment shall prevail and govern for all purposes and in all respects.

IV. Entire Agreement. The Original Agreement, as amended herein, those documents expressly referred to therein and the other documents of even date with the Original Agreement (a) embody the complete agreement and understanding among the parties and (b) supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

V. No Additional Changes. Except as modified hereby, the Original Agreement and its terms and provisions are hereby ratified and confirmed for all purposes and in all respects. All references to the “Agreement” contained in the Original Agreement shall for all purposes be deemed to refer to the Original Agreement as amended by this Amendment.

VI. Headings. The headings of this Amendment are for convenience of drafting only and shall not be considered when interpreting the meaning or intent of this Amendment.

VII. Counterparts. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

VIII. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Executive Employment Agreement with Stock Purchase and Stock Option Provisions as of the date first above written.

“COMPANY” BRAINTECH, INC.

/s/ Owen Jones
Name: Owen Jones Title: Authorized Person

“EXECUTIVE” FREDERICK (RICK) WEIDINGER

/s/ Rick Weidinger

Appendix I

EXECUTIVE BONUS SECURITIES COMPENSATION STRUCTURE

This Appendix details the Bonus & Incentive Compensation the Frederick (Rick) Weidinger (the “Executive”) will be entitled to as described in Section 2.3 of the Executive Employment Agreement with Stock Purchase and Stock Option Provisions between the Executive and Braintech, Inc. (the “Company”) dated as of October 22, 2007, as amended as of May 12, 2008 (the “Agreement”).

Bonus Stock grants and Bonus Stock Option grants are subject to the terms and conditions of the Bonus Stock and Bonus Stock Option Incentive Plan (the “Bonus Plan”)

Seven Million (7,000,000) shares of Bonus Stock and One Million (1,000,000) Bonus Stock Options that are currently unvested shall vest pursuant to the achievement of the following milestones (the “Milestones”):

1. On May 1, 2008 (the six month anniversary of the Agreement), One Million (1,000,000) shares of Bonus Stock shall vest;

2. Upon either the Renewal or execution of a Channel Partner Agreement with ABB, Inc., (the “ABB Agreement”) or the entering into of an otherwise material agreement with ABB or another strategic agreement with an industrial company, Two Million (2,000,000) shares of Bonus Stock shall vest;

3. Upon the establishment of a strategic relationship with the U.S. government or contractor or B2B Partner or integrator in the area of Government, military or Defense, Two Million (2,000,000) shares of Bonus Stock shall vest;

4. Upon the establishment of a strategic relationship with Microsoft or another company in the consumer/service space, One Million (1,000,000) shares of Bonus Stock shall vest;

5. Upon the establishment of an executive office in the Washington, DC metropolitan area (including Washington, DC, Virginia or Maryland), One Million (1,000,000) shares of Bonus Stock shall vest; and

6. Upon closing of a funding (of debt or equity) in the amount of One Million Dollars ($1,000,000) or more, all Bonus Stock Options (consisting of 1,000,000 Bonus Stock Options) shall vest at an exercise price of $42 per share.

Notwithstanding the foregoing Milestones and vesting schedule, all unvested Bonus Stock and Bonus Stock Options shall immediately vest upon the occurrence of any of the following events:

1. If any third party (including, but not limited to, ABB or any strategic or financial investor) shall invest at least $1.5 million in the Company in exchange for equity or any instrument convertible into equity (or any debt instrument that has equity warrants or options attached); or

2. If, at any time, there shall be a “Change in Control” of the Company. For purposes of the foregoing, a “Change in Control” shall mean any merger, disposition, acquisition, reorganization or other transaction, occurring either at the corporate level or the shareholder level, or any series of such transactions, that results in a twenty-five percent (25%) or more change in ownership of the overall outstanding capital stock of the Company.